Exhibit 10.7

NATIONSTAR MORTGAGE HOLDINGS INC.
RESTRICTED STOCK UNIT AGREEMENT

Grantee: __________________________
Grant Date: _________________________
Number of Restricted Stock Units: ___________________
General Vesting Schedule: Ratably over 3 years from the Grant Date

1.Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the 2012 Incentive Compensation Plan (the “Plan”), Nationstar Mortgage Holdings Inc. (the “Company”) hereby grants to Grantee the number of restricted stock units (“Restricted Stock Units”) set forth above. Each Restricted Stock Unit granted hereby entitles the Grantee to receive one share of Common Stock of the Company.

2.    Vesting; Settlement. The Restricted Stock Units shall become vested as follows: 33.3% of the Restricted Stock Units shall vest on the first anniversary of the Grant Date; 33.3% of the Restricted Stock Units shall vest on the second anniversary of the Grant Date; and 33.4% of the Restricted Stock Units shall vest on the third anniversary of the Grant Date; provided that (i) the Grantee remains continuously employed by the Company and in good standing through each such applicable vesting date or (ii) the Grantee’s employment has terminated by reason of Retirement and Grantee has not breached the restrictive covenants set forth in Section 4. Notwithstanding the foregoing, (i) in the event that the Grantee’s employment ends on account of the Grantee’s death or Disability at any time, all unvested Restricted Stock Units not previously forfeited shall immediately vest on such date employment ends and (ii) in the event of a Change in Control, all unvested Restricted Stock Units not previously forfeited shall vest on such Change in Control. The Restricted Stock Units will be settled no later than the thirtieth (30th) day following the vesting thereof as set forth in this Section 2. The Grantee shall have no rights as a shareholder with respect to the shares of Common Stock of the Company underlying the Restricted Stock Units until settlement thereof.

3.    Dividend Equivalents. The Grantee shall not be entitled to any Dividend Equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

4.    Restrictive Covenants. In consideration for the Restricted Stock Units, Grantee agrees that during the period commencing on the date hereof and ending on the settlement date, Grantee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage and real estate services businesses of the Company or of any other business in which the Company is engaged or which is part of the Company’s Developing Business, within states in which the Company is engaged in such business or Developing Business. In addition, from and after the date hereof until the settlement date, Grantee covenants and agrees not to directly or indirectly, solicit or induce any officer, director, employee, agent, independent contractor or consultant or client of the Company to terminate his, her or its employment or other relationship with the Company, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company for any reason. Further, from and after the date hereof until the settlement date, Grantee agrees that Grantee shall not make any disparaging or defamatory comments regarding the Company or its directors, officers, executives or employees, or, after termination of Grantee’s employment relationship with the Company, make any such comments concerning any aspect of the termination of their relationship. The obligations of Grantee under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency, provided Grantee shall promptly notify the Company in writing of any such obligation. The Grantee further covenants and agrees that these restrictive covenants are reasonable as to duration, terms and geographical area and that the same protect the legitimate interests of the Company, impose no undue hardship on Grantee, are not injurious to the public, and that any violation of these restrictive covenants shall be specifically enforceable in any court with jurisdiction in the matter.
5.    Forfeiture. Subject to the provisions of the Plan and Section 2 of this Agreement, Restricted Stock Units which have not become vested on the date the Grantee’s employment ends for any reason, shall immediately be forfeited on such date. Furthermore, the termination of the Grantee’s employment by the Company for Cause, including a deemed termination for Cause or the failure of Grantee to comply with Section 4 hereof will result in the forfeiture of all unsettled Restricted Stock Units without consideration therefor, and the Grantee shall cease to have any rights with respect thereto.

6.    Withholding Tax. The Grantee hereby agrees that the Company shall have the right pursuant to Section 14 of the Plan to require the Grantee to remit to the Company in cash or withhold from any payment required to be made with respect to the Restricted Stock Units, an amount sufficient to satisfy any federal, state and local withholding and employment tax requirements that become payable in respect of the Restricted Stock Units. The Company hereby approves any election that may be made by the Grantee pursuant to Sections 14(b) and 14(c) of the Plan, which approval is subject revocation at any time by any duly authorized officer of the Company.

7.    Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to provide for a grant of deferred compensation that is compliant with Section 409A of the Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”). Any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A. If a provision of this Agreement would result in the imposition of an applicable tax under Section 409A, such provision may be reformed to avoid imposition of the applicable tax.

8.    Incorporation of the Plan and Definitions. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board of Directors or the Committee shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan. For purposes of this Agreement:

“Cause” shall mean (i) the Grantee’s conviction of, guilty plea or plea of nolo contendere concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by the Grantee in connection with the Company’s or its subsidiaries’ or affiliates’ businesses, (iii) any material breach of any reasonable and lawful rule or directive of the Company (including without limitation cooperation with any regulatory investigations, inquiries or third party litigation) or any obligation the Grantee has to the Company pursuant to an agreement or otherwise, (iv) the gross or willful neglect of duties or gross misconduct by the Grantee, or (v) the use of drugs or excessive use of alcohol to the extent that any of such uses in the Company’s good faith determination materially interferes with the performance of Grantee’s duties. Following the Grantee’s termination of employment for any reason other than a termination by the Company for Cause, if the Company reasonably and in good faith determines that the Grantee’s employment could have been terminated by the Company for Cause, or the Grantee violates any post-termination obligations that he or she may have to the Company, the Grantee’s employment shall be deemed to have been terminated for Cause for purposes of this Agreement.
“Developing Business” shall mean the new business concepts and services the Company has developed and is in the process of developing during the Grantee’s employment with the Company.
“Disability” shall mean (i) “Disability” as defined in such Grantee’s written contract of Employment or engagement, if any, as may be in effect at the time of the occurrence of any acts or omissions that may constitute “Disability”; or (ii), in the case of any Grantee who is not party to any such written contract or whose written contract does not contain a definition of “Disability,” a mental or physical condition which, with or without reasonable accommodations, renders a Grantee permanently unable or incompetent to carry out the responsibilities he or she held or tasks and duties to which he or she was assigned at the time the condition was incurred, with such determination to be made by the Committee on the basis of such medical and other competent evidence as the Committee in its sole discretion shall deem relevant.
“Retirement” shall mean (i) the Grantee (a) if an Executive Vice President, provided at least six months written notice to the Company of his or her intention to retire prior to the date of his or her retirement or (b) if a Senior Vice President or Vice President, provided at least three months written notice of his or her intention to retire prior to the date of his or her retirement (the “Notice Period”), (ii) the Grantee met the Retirement Criteria at the commencement of the Notice Period and (iii) the Grantee remained employed with the Company during the Notice Period and sustained a level of performance during the Notice Period that would not be a basis of a termination for Cause.
“Retirement Criteria” shall mean the Grantee’s termination of employment with the Company if Grantee’s (i) age plus (ii) his or her years of service with the Company is equal to or greater than 70; provided that Grantee must (a) be at least 55 years of age and (b) have at least 5 years of service with the Company.

9.    Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

10.    Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.
Acknowledged and Accepted:
_______________________
[Grantee]

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